Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

August 15, 2023

Farmers and Merchants Bank	Contact: Mr. Gary A. Harris
4510 Lower Beckleysville Road, Suite H	President and CEO
Hampstead, MD 21074	(410) 374-1510, ext. 1104

EMILY BOLLINGER MILLER ACCEPTS POSITION ON FARMERS AND MERCHANTS

BANCSHARES, INC. BOARD OF DIRECTORS

HAMPSTEAD, MARYLAND (August 15, 2023) – Mrs. Emily Bollinger Miller has accepted a position on the Boards of Directors of Farmers and Merchants Bancshares, Inc. and its primary subsidiary, Farmers and Merchants Bank (the “Bank”). Mrs. Miller is currently an owner/partner and the Secretary and Treasurer of Barnes-Bollinger Insurance Services, Inc. serving in various roles since 2008, most recently as a Risk Advisor. She is very active in her local community, serving on many local boards and assisting with many community events. Gary A. Harris, President and CEO, commented, “We are excited to have someone with such strong business connections and community involvement join our Board of Directors.”

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.